UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): March 14, 2008
MedQuist Inc.
(Exact Name of Issuer as Specified in Charter)

New Jersey (State or Other Jurisdiction of Incorporation or Organization)	0-19941 (Commission File Number)	22-2531298 (I.R.S. Employer Identification Number)

1000 Bishops Gate Blvd., Suite 300	08054
Mt. Laurel, New Jersey	(Zip Code)
(Address of Principal Executive Offices)
(856) 206-4000
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On March 14, 2008, MedQuist Inc. (the “Company”) entered into a Letter Agreement (the “Letter Agreement”) with Nightingale & Associates, LLC (“Nightingale”), further defining, among other things, the terms under which Howard S. Hoffmann, the Company’s President and Chief Executive Officer, will continue providing services to the Company. Mr. Hoffmann currently serves as a Managing Partner of Nightingale. The Letter Agreement amends the prior letter agreements between the Company and Nightingale dated July 29, 2004, December 16, 2004, September 12, 2006, January 8, 2007 and September 18, 2007.
     Effective as of March 1, 2008, the Letter Agreement extends the term of Mr. Hoffmann’s role as the Company’s President and Chief Executive Officer through August 1, 2008. Following termination of Mr. Hoffmann’s role as the Company’s President and Chief Executive Officer, Mr. Hoffmann will endeavor to make himself available to the Company for ongoing consultancy work on an as needed basis, subject to negotiations of a mutually agreeable scope of work. Mr. Hoffmann’s fees for consultancy services following his departure as the Company’s President and Chief Executive Officer will be billed at an hourly rate of $525 per hour.
     Under the terms of the Letter Agreement, Nightingale’s fees for Mr. Hoffmann’s role as the Company’s President and Chief Executive Officer remain fixed at $120,000 per month from March 1, 2008 through August 1, 2008, plus out-of-pocket expenses. In addition to this fixed monthly fee, Nightingale may be entitled to receive certain bonus payments pursuant to Letter Agreement as follows:
•	March –July 2008 Performance Bonus. Nightingale may be entitled to an additional performance related bonus payment of up to $160,000, which will be paid no later than August 31, 2008, in connection with Mr. Hoffmann’s continuing service from March 1, 2008 through August 1, 2008 as the Company’s President and Chief Executive Officer (the “March-July 2008 Performance Bonus”). The amount, if any, of the March-July 2008 Performance Bonus that Nightingale is to receive will be based on the achievement of certain operational objectives to be mutually agreed upon by the Board of Directors of the Company (the “Board”) and Nightingale.

•	Strategic Transaction Bonus. Nightingale continues to be eligible to receive a bonus (the “Success-Based Bonus”) in the amount of $132,500, if a Strategic Transaction is closed and either:
o	Mr. Hoffmann continues to serve as the Company’s President and Chief Executive Officer for the 90 day period immediately following the closing of such Strategic Transaction (the “Post-Closing Period”), or

o	Nightingale’s engagement with the Company (or any successor to its business), including the retention of Mr. Hoffmann as the President and Chief Executive Officer of the Company (or any successor to its business), is terminated upon the closing of such Strategic Transaction or at any time during the Post-Closing Period.
     A “Strategic Transaction” includes:
o	a transaction or series of related transactions whereby, the Company directly or indirectly, acquires control of, or a significant interest in, another entity (or any of its businesses or assets) having an enterprise value of greater than $50,000,000, as determined by the Board (an “Acquisition Transaction”); or

o	a transaction or series of related transactions whereby, directly or indirectly, control of, or a significant interest in (other than solely a secured interest in the Company through a debt transaction), the Company or any of its businesses or assets is transferred for consideration, including, without limitation, a sale, acquisition or exchange of stock or assets, a lease or license of assets, or a merger, consolidation or reorganization, tender offer, leveraged buyout, “going private” transaction or other extraordinary corporate transaction or business combination involving the Company, including any such transaction in which the Company’s equity securities held by the Company’s majority shareholder, Koninklijke Philips Electronics N.V., are acquired by a third-party (a “Sale Transaction”).
     Notwithstanding the foregoing, a Strategic Transaction does not include a Sale Transaction or Acquisition Transaction with an affiliate of the Company or an affiliate of any holder of more than 50% of the Company’s capital stock.
     The Company will pay the Success-Based Bonus to Nightingale in a lump sum within ten business days following the closing of a Strategic Transaction and the earliest to occur of the completion of the Post-Closing Period or the termination of Nightingale’s engagement with the Company (or any successor to its business), including the retention of Mr. Hoffmann as the President and Chief Executive Officer of the Company (or any successor to its business).
     For purposes of the Success-Based Bonus, Nightingale’s engagement with the Company, including the retention of Mr. Hoffmann as the President and Chief Executive Officer of the Company, shall not be deemed to have been terminated because Mr. Hoffmann ceases to be the President and Chief Executive Officer of the Company and becomes the President and Chief Executive Officer of any successor to the Company’s business following the completion of a Strategic Transaction on terms and conditions acceptable to such company and Nightingale.

Item 9.01	Financial Statements and Exhibits.
The following exhibit is filed with this Form 8-K:

Exhibit
Number	Exhibit

10.1*	Letter Agreement by and between MedQuist Inc. and Nightingale & Associates, LLC, dated March 14, 2008.

*	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed on March 17, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedQuist Inc.
Date: March 20, 2008	By:	/s/ Mark R. Sullivan
Mark R. Sullivan
General Counsel, Chief Compliance Officer and Secretary